Exhibit 99

Scripps Networks Interactive reports first quarter 2016 financial results

Increases full-year adjusted segment profit guidance

First quarter 2016 financial highlights:

•	Consolidated revenues of $816.9 million, a 24.1% increase;
•	U.S. Networks advertising revenue of $487.3 million, a 13.7% increase;
•	Consolidated segment profit of $338.4 million, a 31.7% increase;
•	Adjusted segment profit of $346.8 million, a 27.4% increase;
•	Net income attributable to SNI of $290.9 million, a 134.9% increase; and
•	Adjusted net income attributable to SNI of $1.37 per diluted share, an increase of 34.3%;

For immediate release

May 5, 2016

KNOXVILLE, Tenn. — Scripps Networks Interactive, Inc. (Nasdaq: SNI) today reported first-quarter 2016 operating results.

The company reported an increase of more than 24% in revenues for the quarter, with segment profit up 32% compared with the prior year period. The strong performance in the U.S. was driven by the increase in ratings at all six U.S. networks, coupled with the strong advertising market. This translated into the highest quarter-over-quarter advertising percentage growth for the U.S. Networks’ segment in five years. The company’s double-digit international revenue growth was driven by the inclusion of TVN, Poland’s leading multi-platform media business.

With the strong performance both in the U.S. and internationally, coupled with the ongoing strength of the U.S. advertising market, the company increased adjusted segment profit guidance to 8% for the full-year.

"This has been a tremendous quarter for Scripps Networks Interactive. The power and appeal of our lifestyle networks continues to grow in the U.S. as evidenced by the increase in ratings at all of the U.S. networks and strongest advertising growth in five years. Meanwhile, our international business is really delivering on the high expectations that we have for the segment,” said Kenneth W. Lowe, Chairman, President and Chief Executive Officer of Scripps Networks Interactive. “The consistent financial performance that our networks produce demonstrates our ability to deliver on our proven strategy of developing lifestyle content and creating deeper connections with consumers around the world."

During the first quarter, Scripps Networks Interactive was the only major media company to generate positive ratings growth at all of its U.S. television networks compared with the prior year period, making it one of the best quarters in the company’s history. HGTV had its highest rated quarter ever for adult 25 to 54 viewers. Food Network and Travel Channel both continued their primetime ratings growth while DIY Network delivered its highest rated quarter among adults 18 and over. Cooking Channel had its highest rated quarter ever, and Great American Country had its highest rated quarter since 2008, both in the important primetime adult 25 to 54 demographic.

Internationally, the company continues to deliver strong growth. TVN realized mid-single digit revenue growth in local currency, and, for the just completed fiscal year, UKTV experienced double-digit revenue growth in local currency.

First Quarter Results

Consolidated revenues for the quarter were $816.9 million, an increase of 24.1% compared with the prior-year period. Consolidated advertising revenues were $571.9 million, an increase of 31.4%, and consolidated distribution revenues were $228.1 million, an increase of 9.1%, compared with the prior-year period.

Consolidated segment profit was $338.4 million, an increase of 31.7%, compared with the prior-year period. Adjusted consolidated segment profit was $346.8 million, an increase of

27.4%.(a) The year-over-year improvement was driven by a boost in revenue, which reflects the inclusion of TVN and growth in both advertising and distribution revenues from U.S. Networks, partially offset by additional programing costs for U.S. Networks and increased international operating expenses as a result of the inclusion of TVN.

First quarter consolidated net income attributable to Scripps Networks Interactive was

$290.9 million, or $2.24 per diluted share, compared with $123.8 million, or $0.94 per diluted share, in the prior year period. First quarter adjusted consolidated diluted earnings per share increased 34.3% to $1.37 per share.(b) This increase was primarily due to improved operating performance as a result of strong revenues and international expansion.

Segment Results

	Three months ended
	March 31,
(in thousands)	2016	2015	Change
Segment operating revenues
U.S. Networks	$702,195	$638,904	9.9%
International Networks	121,338	24,065	404.2%
Corporate and other	(6,655)	(4,719)	(41.0)%
Total segment operating revenues	$816,878	$658,250	24.1%
Segment profit (loss)
U.S. Networks	$359,497	$300,504	19.6%
International Networks	9,789	(5,879)	266.5%
Corporate and other	(30,896)	(37,709)	18.1%
Total segment profit	$338,390	$256,916	31.7%

U.S. Networks’ revenues for the first quarter of 2016 were $702.2 million, an increase of

9.9%, driven by both advertising and distribution revenue growth. Advertising revenues were $487.3 million, an increase of 13.7%, reflecting continued strength in the advertising market for our lifestyle brands coupled with ratings growth at all six networks. Distribution revenues were

$202.1 million, an increase of 2.2%, primarily driven by negotiated rate increases and additional distribution from new over-the-top entrants, partially offset by a one-time rate equalization of certain distributor agreements that are being consolidated and overall subscriber declines.

U.S. Networks’ segment profit for the first quarter of 2016 was $359.5 million, an increase of   19.6%. U.S. Networks’ adjusted segment profit was $363.3 million, an increase of 19.6%.(a) This reflects revenue growth, partially offset by a slight increase in expenses. The increase in cost of services expenses was largely offset by decreases in selling, general and administrative expenses, reflecting a deferral of marketing expenses and ongoing operating efficiencies achieved from the restructuring and early retirement program.

International Networks’ revenues for the first quarter of 2016 were $121.3 million compared with $24.1 million in the prior-year quarter, and segment profit was $9.8 million compared with a loss of $5.9 million in the first quarter of 2015, both primarily due to the inclusion of TVN.

Corporate and Other included a segment loss of $30.9 million in the first quarter of 2016 compared with a segment loss of $37.7 million in the prior year quarter. Corporate and Other adjusted segment loss was $26.3 million, compared with a loss of $25.8 million in the prior year first quarter.(a)

(a)	refer to Adjusted Segment Profit – Q1 2016 and 2015 table
(b)	refer to Adjusted Net Income – Q1 2016 and Adjusted Net Income – Q1 2015 tables

Updated 2016 Guidance

The company provided the following updated outlook for 2016. All guidance is based on total company performance and excludes restructuring expenses. Due to stronger than expected advertising pricing and continued positive ratings from the U.S. Networks, the company now expects full-year adjusted segment profit to increase 8%, up from the previously issued 7%. All other guidance remains unchanged.

Conference Call

The senior management team of Scripps Networks Interactive will discuss the company’s first quarter 2016 results during a telephone conference call at 11 a.m. ET today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investors link at the top of the page. The webcast link can be found next to the microphone icon on the investor relations landing page.

To access the conference call by telephone, dial 877-260-8896 (U.S.) or 612-332-0636 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, "SNI First Quarter Earnings Report," to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 1:00 p.m. on May 5 until 11:59 p.m. ET on May 19. The domestic number to access the replay is 800-475-6701, and the international number is 320-365-3844. The access code for both numbers is 391241.

A replay of the conference call will also be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose the Investors page, then follow the Audio Archives link at the top of the Investor Relations page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-2 of its 2015 Form 10-K filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive
Scripps Networks Interactive (Nasdaq: SNI) is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company's lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country, which collectively engage more than 190 million U.S. consumers each month. International operations include TVN, Poland’s premier multi-platform media company; UKTV, an independent commercial joint venture with BBC Worldwide; Asian Food Channel, the first pan-regional TV food network in Asia; and lifestyle channel Fine Living. The company’s global networks and websites reach millions of consumers across North and South America, Asia, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit http://www.scrippsnetworksinteractive.com.

# # #

Contact:  Scripps Networks Interactive, Inc.

Investors:  Mike Gallentine, 865-560-4473, mgallentine@scrippsnetworks.com

Media:  Dylan Jones, 865-560-5068, DJones@scrippsnetworks.com, or

Lee Hall, 865-560-3853, LHall@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
	Three months ended March 31,
(Unaudited)	2016	2015	Change
Operating revenues:
Advertising	$571,855	$435,268	31.4%
Distribution	228,068	209,008	9.1%
Other	16,955	13,974	21.3%
Total operating revenues	816,878	658,250	24.1%
Cost of services, excluding depreciation and amortization of intangible assets	279,667	199,147	40.4%
Selling, general and administrative	198,821	202,187	(1.7)%
Depreciation	17,539	16,895	3.8%
Amortization of intangible assets	31,062	11,695	165.6%
(Gain) loss on disposal of property and equipment	(242)	2,516	(109.6)%
Total operating expenses	526,847	432,440	21.8%
Operating income	290,031	225,810	28.4%
Interest expense, net	(33,745)	(12,967)	160.2%
Equity in earnings of affiliates	25,678	18,945	35.5%
Gain on derivatives	2,766	5,933	(53.4)%
Gain on sale of equity-method investment	208,197	-	NM
Miscellaneous, net	6,066	(402)	NM
Income from operations before income taxes	498,993	237,319	110.3%
Provision for income taxes	159,047	71,249	123.2%
Net income	339,946	166,070	104.7%
Less: net income attributable to non-controlling interests	(49,049)	(42,227)	16.2%
Net income attributable to SNI	$290,897	$123,843	134.9%
Net income attributable to SNI common shareholders per basic share of common stock	$2.25	$0.94	138.5%
Net income attributable to SNI common shareholders per diluted share of common stock	$2.24	$0.94	138.8%
Weighted average basic shares outstanding	129,295	131,259
Weighted average diluted shares outstanding	129,790	131,942

SCRIPPS NETWORKS INTERACTIVE, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value amounts)

	As of
	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$216,798	$223,444
Accounts receivable, net of allowances: 2016 - $18,525; 2015 - $12,569	763,283	816,679
Programs and program licenses	606,912	588,999
Other current assets	66,782	98,759
Total current assets	1,653,775	1,727,881
Investments	812,337	807,630
Property and equipment, net of accumulated depreciation: 2016 - $311,685; 2015 - $299,153	288,908	293,230
Goodwill	1,822,337	1,804,748
Other intangible assets, net	1,250,033	1,262,664
Programs and program licenses (less current portion)	530,971	522,899
Deferred income taxes	124,341	91,954
Other non-current assets	155,622	161,308
Total Assets	$6,638,324	$6,672,314
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$48,042	$35,308
Current portion of debt	499,399	499,174
Program rights payable	73,421	68,892
Deferred revenue	86,489	96,040
Employee compensation and benefits	68,767	115,266
Accrued marketing and advertising	7,095	11,437
Other accrued liabilities	268,661	148,532
Total current liabilities	1,051,874	974,649
Debt (less current portion)	3,200,794	3,511,098
Other non-current liabilities	269,106	250,391
Total liabilities	4,521,774	4,736,138
Redeemable non-controlling interests (Note 14)	-	99,000
Equity:
SNI shareholders’ equity:
Preferred stock, $0.01 par - authorized: 25,000,000 shares; none outstanding	—	—
Common stock, $0.01 par:
Class A Common Shares - authorized: 240,000,000 shares; issued and outstanding: 2016 - 95,100,709 shares; 2015 - 94,838,600 shares	951	948
Common Voting Shares - authorized: 60,000,000 shares; issued and outstanding: 2016 - 33,850,481 shares; 2015 - 33,850,481 shares	339	339
Total common stock	1,290	1,287
Additional paid-in capital	1,366,301	1,347,491
Retained earnings	566,621	305,386
Accumulated other comprehensive loss	(88,749)	(130,233)
Total SNI shareholders’ equity	1,845,463	1,523,931
Non-controlling interest (Note 14)	271,087	313,245
Total equity	2,116,550	1,837,176
Total Liabilities and Equity	$6,638,324	$6,672,314

SCRIPPS NETWORKS INTERACTIVE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended
	March 31,
	2016	2015
Cash Flows from Operating Activities:
Net income	$339,946	$166,070
Depreciation	17,539	16,895
Amortization of intangible assets	31,062	11,695
Program amortization	218,941	162,671
Program payments	(245,754)	(200,552)
Equity in earnings of affiliates	(25,678)	(18,945)
Gain on derivatives	(2,766)	(5,933)
Gain on sale of equity-method investment	(208,197)	—
Dividends received from equity investments	12,222	20,998
Share-based compensation	17,709	17,134
Deferred income taxes	(17,197)	(25,631)
Changes in working capital accounts (excluding the effects of acquisition):
Accounts receivable, net	55,447	(1,329)
Other assets	(8,078)	(7,834)
Accounts payable	12,496	(1,093)
Deferred revenue	(9,563)	7,867
Accrued / refundable income taxes	171,938	127,605
Other liabilities	(45,312)	(14,962)
Other, net	7,912	20,097
Cash provided by operating activities	322,667	274,753
Cash Flows from Investing Activities:
Additions to property and equipment	(11,345)	(9,399)
Collections on note receivable	1,179	1,121
Sale of equity-method investment	225,000	—
Foreign currency call option premium	—	(16,000)
Settlement on derivatives	3,592	—
Other, net	1,217	(22,635)
Cash provided by (used in) investing activities	219,643	(46,913)
Cash Flows from Financing Activities:
Proceeds from debt	—	475,000
Repayments of debt	(325,000)	(1,010,000)
Purchase of non-controlling interests	(99,000)	—
Dividends paid	(32,288)	(29,716)
Dividends paid to non-controlling interests	(89,346)	(94,906)
Repurchases of Class A Common Shares	—	(288,502)
Proceeds from stock options	4,905	4,570
Other, net	(15,356)	(6,284)
Cash used in financing activities	(556,085)	(949,838)
Effect of exchange rate changes on cash and cash equivalents	7,129	(1,381)
Decrease in cash and cash equivalents	(6,646)	(723,379)
Cash and cash equivalents:
Beginning of period	223,444	878,164
End of period	$216,798	$154,785
Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$2,387	$16,444
Income taxes paid (refunded)	$10,549	$(35,817)

Non-GAAP Financial Measures

Our Chief Operating Decision Maker evaluates the operating performance of our businesses and makes decisions about the allocation of resources to the businesses using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Items excluded from segment profit generally result from decisions made in prior periods by corporate executives rather than the managers of the businesses. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are, therefore, excluded from this measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from the performance measure of our businesses enables us to evaluate operating performance based upon current economic conditions and decisions made by the managers of those businesses in the current period.

As a result of the acquisition of N-Vision B.V. (“N-Vision”), the majority shareholder of TVN, the international operating segment that was previously not significant, has become significant. Therefore, the company now has two reportable segments: U.S. Networks, previously referred to as Lifestyle Media, and International Networks. As a result, certain prior period segment results have been recast to reflect the current presentation.

International Networks includes the TVN lifestyle-oriented networks as well as those available in the United Kingdom, other European markets, the Middle East and Africa, Asia-Pacific and Latin America.

Corporate and Other includes the results of businesses not separately identified as reportable segments for external financial reporting purposes and will continue to be disclosed separately from the results of U.S. Networks and International Networks. The company generally does not allocate corporate employee-related overhead costs to its reportable segments, but rather classifies these expenses within Corporate and Other. However, certain corporate costs, including information technology, pension and other employee benefits and other shared service functions, are allocated to our businesses. The allocations are generally amounts agreed upon by management, which may differ from amounts that would be incurred if such services were purchased separately by the businesses.

A reconciliation of segment profit to operating income determined in accordance with GAAP for each business segment is as follows:

Adjusted Segment Profit - Q1 2016 and 2015
	U.S. Networks		International Networks		Corporate and Other		Consolidated
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
(in thousands)	2016	2015	2016	2015	2016	2015	2016	2015
Operating income	$335,281	$272,305	$(14,093)	$(8,763)	$(31,157)	$(38,763)	$290,031	$224,779
Depreciation	14,153	14,712	3,125	1,129	261	1,054	17,539	16,895
Amortization of intangible assets	10,021	9,940	21,041	1,755	-	-	31,062	11,695
Loss (gain) on disposal of property and equipment	42	3,547	(284)	-	-	-	(242)	3,547
Segment profit	$359,497	$300,504	$9,789	$(5,879)	$(30,896)	$(37,709)	$338,390	$256,916
TVN transaction and integration expenses	-	-	(13)	1	1,368	10,191	1,355	10,192
Restructuring costs	(29)	3,341	-	-	(281)	1,674	(310)	5,015
Reorganization costs	3,806	-	-	-	3,519	-	7,325	-
Adjusted segment profit	$363,274	$303,845	$9,776	$(5,878)	$(26,290)	$(25,844)	$346,760	$272,123

The table below reconciles certain non-GAAP measures with the most directly comparable GAAP financial measures.

Adjusted Net Income - Q1 2016
(in thousands, except per share data)	Three months ended March 31, 2016
	Cost of services, excluding depreciation and amortization of intangible assets	Selling, general and administrative	Total cost of services and selling, general and administrative	Depreciation and amortization of intangible assets	Gain on sale of equity-method investment	Net income attributable to SNI (A)	Earnings per diluted share
Reported GAAP measure	$279,667	$198,821	$478,488	48,601	(208,197)	$290,897	$2.24
TVN transaction and integration expenses	-	(1,355)	(1,355)	-	-	840	0.01
Net gain on TVN derivative contracts	-	-	-	-	-	-	-
Restructuring costs	-	310	310	-	-	(192)	(0.00)
Reorganization costs	(1,707)	(5,618)	(7,325)	-	-	4,542	0.03
TVN purchase price accounting impact	-	-	-	(17,761)	-	11,012	0.08
Gain on sale of equity-method investment	-	-	-	-	208,197	(129,082)	(0.99)
Adjusted non-GAAP measure	$277,960	$192,158	$470,118	$30,840	$-	$178,017	$1.37
(A) Items tax effected at 38% statutory tax rate.

Adjusted Net Income - Q1 2015
(in thousands, except per share data)	Three months ended March 31, 2015
	Cost of services, excluding depreciation and amortization of intangible assets	Selling, general and administrative	Total cost of services and selling, general and administrative	Depreciation and amortization of intangible assets	Gain on sale of equity-method investment	Net income attributable to SNI (A)	Earnings per diluted share
Reported GAAP measure	$199,147	$202,187	$401,334	28,590		$123,843	$0.94
TVN transaction and integration expenses	-	(10,192)	(10,192)	-	-	6,319	0.05
Net gain on TVN derivative contracts	-	-	-	-	-	(445)	(0.00)
Restructuring costs	(1,548)	(3,467)	(5,015)	(473)	-	3,403	0.03
Reorganization costs	-	-	-	-	-	-	-
TVN purchase price accounting impact	-	-	-	-	-	-	-
Gain on sale of equity-method investment	-	-	-	-	-	-	-
Adjusted non-GAAP measure	$197,599	$188,528	$386,127	$28,117	$-	$133,120	$1.02
(A) Items tax effected at 38% statutory tax rate.

We define free cash flow as cash provided by operating activities less dividends paid to non-controlling interests and acquisitions of property and equipment. We measure free cash flow as we believe it is an important indicator for management and investors as to our liquidity, including our ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

Free Cash Flow - 2016 and 2015
	Three months ended
	March 31,
(in thousands)	2016	2015
Segment profit	$338,390	$256,916
Income taxes (paid) refunded	(10,549)	35,817
Interest paid	(2,387)	(16,444)
Working capital and other	(2,787)	(1,536)
Cash provided by operating activities	322,667	274,753
Dividends paid to non-controlling interests	(89,346)	(94,906)
Additions to property and equipment	(11,345)	(9,399)
Free cash flow	$221,976	$170,448

Since segment profit, adjusted segment profit, adjusted net income and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.

SUPPLEMENTAL FINANCIAL INFORMATION

U.S. Networks earns revenue primarily from the sale of advertising time on our national television networks and interactive platforms, distribution fees paid by cable and television systems, telecommunication service providers and other distributors that carry our network programming and the licensing of our content to third parties and brands for consumer products, such as videos, books, kitchenware and tools.

Supplemental information for U.S. Networks is as follows:

Operating Revenues by Network – 2016 and 2015

	Three months ended
	March 31,
(in thousands)	2016	2015	Change
Network
HGTV	$271,715	$237,301	14.5%
Food Network	229,298	217,298	5.5%
Travel Channel	80,767	75,917	6.4%
DIY Network	41,513	38,390	8.1%
Cooking Channel	32,969	30,623	7.7%
Great American Country	7,286	7,354	(0.9)%
Digital Businesses	28,972	24,374	18.9%
Other	10,160	8,152	24.6%
Intrasegment eliminations	(485)	(505)	4.0%
Total segment operating revenues	$702,195	$638,904	9.9%
Type
Advertising	487,285	428,551	13.7%
Distribution	202,096	197,827	2.2%
Other	12,814	12,526	2.3%
	$702,195	$638,904	9.9%